EXHIBIT 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

POWELL INDUSTRIES REPORTS
FISCAL 2005 SECOND QUARTER RESULTS

HOUSTON — JUNE 8, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2005 second quarter ended April 30, 2005.

     Revenues for the second quarter of 2005 were $58.9 million compared to revenues of $51.5 million for the second quarter of 2004. The company reported a net loss for the second quarter of $295,000, or ($0.03) per share, compared to net income of $360,000, or $0.03 per diluted share, in the same period a year ago.

     Thomas W. Powell, chairman and chief executive officer, stated, “Our second quarter results were again adversely effected by competitive price levels and high commodity prices in our Electrical Power Products segment. While we are not pleased with our earnings, I am happy to report that the bulk of our low priced business has been shipped, and we are extremely satisfied with our second quarter bookings of $73.6 million. This was our strongest quarterly bookings level since 2002 with the exception of the Lincoln and Holland Tunnel order booked in 2003. Additionally, we began the third quarter with solid order levels and anticipate another good quarter for bookings.”

     The Electrical Power Products segment recorded revenues of $48.4 million in the second quarter compared to $44.0 million in the second quarter a year ago. Loss before income taxes for Electrical Power Products totaled $1.5 million versus income of $270,000 in last year’s second quarter.

     Process Control Systems’ revenues for the second quarter were $10.5 million compared to $7.5 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $785,000 versus $303,000 a year ago.

     The company’s order backlog as of April 30, 2005, was $161.4 million, compared to $131.2 million at the end of the second quarter one year ago and compared to $146.6 million in the previous quarter. New orders placed during the second quarter of 2005 totaled $73.6 million versus $45.3 million in the second quarter a year ago and versus $60.1 million in the first quarter of fiscal 2005.

     Revenues for the first six months of fiscal 2005 were $106.6 million compared to revenues of $104.7 million for the first six months of fiscal 2004. The company reported a net loss for the first six months of $1.7 million, or $0.16 per share, versus net income of $1.1 million, or $0.10 per diluted share, for the first six months of fiscal 2004.

     The Electrical Power Products segment recorded revenues of $88.1 million in the first six months of fiscal 2005 compared to $90.2 million for the same period a year ago. Loss before income taxes for Electrical Power Products in the first half of the year totaled $4.1 million compared to income before income taxes of $1.2 million in the first half of fiscal 2004.

     Process Control Systems’ revenues for the first six months of fiscal 2005 were $18.5 million compared to $14.6 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $1.0 million versus $552,000 for the same period a year ago.

OUTLOOK

     The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.

     Based on current booking trends, Powell Industries now expects fiscal 2005 third quarter earnings to range between $0.10 and $0.15 per diluted share, and full year 2005 earnings to range between $0.15 and $0.25 per diluted share. Fiscal 2005 revenue is expected to range between $220 million and $230 million.

CONFERENCE CALL

     Powell Industries has scheduled a conference call for Wednesday, June 8, 2005, at 11:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2140 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 15, 2005. To access the replay, dial (303) 590-3000 using a passcode of 11031346.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit http://www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward- looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Tables to follow

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$58,914	$51,476	$106,603	$104,703
Cost of goods sold	50,472	42,857	91,202	86,529

Gross profit	8,442	8,619	15,401	18,174
Selling, general and administrative expenses	9,353	8,187	18,874	16,726

Income (loss) before interest, income taxes and minority interest	(911)	432	(3,473)	1,448
Interest expense	139	34	216	62
Interest income	(317)	(175)	(594)	(367)

Income (loss) before income taxes and minority interest	(733)	573	(3,095)	1,753
Income tax provision (benefit)	(451)	213	(1,375)	646
Minority interest in net income	13	—	1	—

Net income (loss)	$(295)	$360	$(1,721)	$1,107

Net earnings (loss) per common share:
Basic	$(0.03)	$0.03	$(0.16)	$0.10

Diluted	$(0.03)	$0.03	$(0.16)	$0.10

Weighted average shares:
Basic	10,763	10,676	10,750	10,664

Diluted	10,763	10,768	10,750	10,764

SELECTED FINANCIAL DATA:
Capital Expenditures	$522	$1,600	$2,061	$3,135

Depreciation and amortization	$884	$1,197	$2,042	$2,339

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Assets:
Current assets	$146,331	$145,620
Property, plant and equipment (net)	45,119	45,041
Other assets	5,719	5,418

Total assets	$197,169	$196,079

Liabilities & stockholders’ equity:
Current liabilities	$48,404	$46,350
Long-term debt and capital lease obligations, net of current maturities	6,592	6,626
Deferred and other long-term liabilities	3,231	3,050
Stockholders’ equity and minority interest	138,942	140,053

Total liabilities and stockholders’ equity	$197,169	$196,079

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products.	$48,384	$43,993	$88,148	$90,152
Process Control Systems	10,530	7,483	18,455	14,551

Total revenues	$58,914	$51,476	$106,603	$104,703

Income (loss) before income taxes:
Electrical Power Products.	$(1,518)	$270	$(4,134)	$1,201
Process Control Systems	785	303	1,039	552

Total income (loss) before income taxes.	$(733)	$573	$(3,095)	$1,753

	April 30,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$136,596	$114,374
Process Control Systems	10,951	11,889
Corporate	48,982	69,141

Total identifiable tangible assets	$196,529	$195,404

Backlog:
Electrical Power Products	$119,001	$89,491
Process Control Systems	42,382	44,763

Total backlog	$161,383	$134,254